EXHIBIT 16

LETTER ON CHANGE IN CERTIFYING ACCOUNTANT FROM MADSEN & ASSOCIATES, CPA’S INC.

February 21, 2013

Securities and Exchange Commission
Washington, D.C.  20549

Dear Sirs:

We have read Item 4.01 of the Form 8-K dated February 21, 2013, of Delta Mutual, Inc. and are in agreement with the statements contained in the first and second paragraphs of Item 4.01 on page 2 therein. We have no basis to agree or disagree with the other statements of the Company contained therein.

We hereby confirm that there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K) that occurred within the two most recent fiscal years of Delta Mutual, Inc.

Sincerely,

By:  /s/ Madsen & Associates, CPA’s Inc.
Madsen & Associates, CPA’s Inc.

cc:   Delta Mutual, Inc.